EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AMERICAN COLOR GRAPHICS REPORTS SECOND QUARTER RESULTS

BRENTWOOD, TN, NOVEMBER 6, 2003—ACG Holdings, Inc. and American Color Graphics, Inc. today reported financial results for the second fiscal quarter and the six month period ended September 30, 2003.

Print Segment Update. Our print segment's (Print) revenue during the second quarter ended September 30, 2003, was $102.1 million compared to $116.4 million in the comparable period of the prior year, representing a decline of $14.3 million or approximately 12%. Value Added Revenue (or VAR—see reconciliation below) during this same period was $53.4 million compared to $54.6 million in the prior year, representing a decline of approximately 2%. On a year-to-date basis through the first six months, Print revenue was $210.5 million compared to $230.5 million in the prior year, representing a decline of $20.0 million, or approximately 9%. VAR during this same period was $110.2 million vs. $111.0 million last year, representing a decline of approximately 1%. The decrease in Print revenues during the quarter and year-to-date periods included increases in the level of customer supplied paper, the continued impact of competitive pricing pressures in our industry, certain changes in customer and product mix and with respect to the quarter, an approximate 2% decrease in Print production volume. These decreases were offset in part by increased paper prices and with respect to the six month period, an approximate 3% increase in production volume.

Print EBITDA was $8.7 million during the second quarter compared to $13.6 million in the prior year, representing a decline of $4.9 million. On a year-to-date basis, Print EBITDA was $24.1 million compared to $31.3 million in the prior year, representing a year over year decline through six months of $7.2 million. Included in the Print EBITDA results were the benefits of various cost reduction initiatives implemented in the fourth quarter of the prior year including the Fiscal Year 2003 restructuring program. In addition, our results include the benefit of other specific cost reduction initiatives implemented in this fiscal year, and with respect to the year-to-date period, the increase in production volume. These benefits, however, were more than offset by a number of items negatively impacting our Print profitability. Included was the continued impact of competitive pricing pressures within our industry, certain changes in customer and product mix and with respect to the quarter, the decrease in production volume. In addition, we have experienced increased health costs, utility costs, pension expenses, foreign exchange losses and bad debt expense versus the prior year. Manufacturing cost inefficiencies at certain production facilities have also contributed to our reduced profitability.

Reflected in both the second fiscal quarter and the six month period ended September 30, 2003, for the Print segment are restructuring costs of $1.7 million. There were no such costs in the comparable prior year periods.

Premedia Services Segment Update.    Our premedia services segment (Premedia Services) revenue during the second quarter was $13.1 million as compared to $13.6 million in the prior year and through six month's, revenue was $26.5 million as compared to $27.0 million in the comparable prior year period. These results include the impact of competitive pricing pressures and the continuance of overall weak premedia market conditions.

Premedia Services EBITDA was $2.1 million during the second quarter compared to $1.7 million in the prior year. On a year-to-date basis, Premedia Services EBITDA was $4.8 million compared to $3.3 million in the prior year, representing a year over year increase in EBITDA through six months of $1.5 million. This improvement in profitability includes benefits related to cost reduction initiatives implemented in the fourth quarter of the prior year, as well as numerous income improvement initiatives implemented during the current year. Together these actions have resulted in reduced manufacturing expenses and a 25% decline in selling, general and administrative expenses in this segment through the six month period. These gains were partially offset by the continued competitive price environment related to the weak premedia market and the incurrence of $0.3 million of restructuring charges.

Other Operations Results.    We recorded EBITDA losses from Other Operations, which include corporate general and administrative expenses and other expenses, of $4.3 million in the quarter compared to $1.0 million in the prior year and $5.5 million on a year-to-date basis versus $2.1 million in the prior year. The decreased profitability in both the quarter and year-to-date periods is largely the result of the $3.2 million write-off of deferred financing costs associated with the Company's prior capital structure.

Consolidated Results.    On a consolidated basis, our revenues were $115.3 million in the second quarter and $237.0 million through the six months ended September. This represents a decline of 11% and 8%, respectively, versus the comparable periods in the prior year as a result of the reasons previously noted. Consolidated EBITDA in the quarter was $6.4 million as compared to $14.3 million in the prior year. Consolidated EBITDA through the six months ended September was $23.4 million as compared to $32.4 million in the prior year. After accounting for the impact of the $2.0 million restructuring charge and the $3.2 million write-off of deferred financing costs, which were specific to the current year periods only, consolidated EBITDA declined $2.7 million in the quarter or approximately 19% and $3.8 million through six months, or approximately 12%.

In addition, in the second quarter, we recorded a non-cash tax adjustment of $12.8 million to increase our deferred tax valuation allowance. This adjustment reflected a change in circumstances which resulted in a judgment that based on the provisions of Statement of Financial Accounting Standard No. 109 that restrict our ability to consider forecasts of future income, a corresponding amount of deferred tax assets may not be realized. The change in circumstances primarily arises from our assessment of the current economic climate, particularly the continuance of competitive pricing pressures in our industry that has provided negative evidence about our ability to realize certain deferred tax assets.

As a result of the current economic climate, including the continuance of excess industry capacity, aggressive price competition and weaker than expected cost improvement, we are reducing our EBITDA guidance from that previously provided on June 12, 2003. At that time, we provided guidance on a post-refinancing basis for EBITDA for the full fiscal year ending March 31, 2004 to be in the range of $62.8 million to $66.8 million, which included a non-cash write-off of $3.2 million for deferred financing charges. We are reducing this forecast range to $50.8 million to $55.8 million. The decrease includes the $2.0 million restructuring charge recorded this quarter related to actions taken to reduce our ongoing selling, general and administrative expenses.

Our liquidity remains strong and as of September 30, 2003, we had additional borrowing availability under our new Revolving Credit Facility of $38.7 million. In addition we are in compliance with all of our bank covenants and anticipate continued compliance for the foreseeable future.

Reconciliations of Non-GAAP Measures to GAAP Measures

EBITDA is defined as earnings before net interest expense, income tax expense, depreciation and amortization. We have included EBITDA because it is a key metric that management uses in measuring our performance and because we believe that investors regard EBITDA as a key measure of a leveraged company's performance and ability to meet its debt service requirements. EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States. You should not consider it an alternative to net income as a measure of operating performance or as an alternative to cash flows from operating activities as a measure of liquidity. Our calculation of EBITDA may be different from the calculation used by other companies and therefore comparability may be limited.

        The following table reconciles EBITDA to net income for the periods indicated:

	Three Months Ended September 30,			Six Months Ended September 30,
	2003		2002	2003		2002
	(In millions)
Consolidated EBITDA	$6.4		14.3	23.4		32.4
Depreciation and amortization	(6.1)		(5.8)	(12.2)		(11.7)
Interest expense, net	(10.1)		(7.1)	(17.3)		(14.2)
Income tax expense, net	(12.9)		(0.3)	(13.5)		(0.9)

Net income (loss)	$(22.7	)(a)	1.1	(19.6	)(a)	5.6

        The following table reconciles current EBITDA Guidance to net income for the periods indicated:

	High End Guidance Twelve Months Ended			Low End Guidance Twelve Months Ended
	March 31, 2004	March 31, 2003		March 31, 2004	March 31, 2003
	(In millions)
Consolidated EBITDA	$55.8	54.3		50.8	54.3
Depreciation and amortization	(24.6)	(24.4)		(24.6)	(24.4)
Interest expense, net	(34.3)	(28.6)		(34.3)	(28.6)
Income tax expense, net	(14.3)	(1.6)		(14.3)	(1.6)

Net income (loss)	$(17.4)	(0.3	)(b)	(22.4)	(0.3	)(b)

  (a)
  The three and six months ended September 30, 2003, net loss includes the impact of the following items: (1.) a $12.8 million non-cash charge to increase our deferred tax valuation allowance (see above discussion), (2.) a $3.2 million write-off of deferred financing costs related to the Company's prior capital structure, (3.) incremental interest expense of $1.7 million related to the 30 day call provision associated with the 12 3/4% Senior Subordinated Notes due 2005, which we refinanced, and (4.) restructuring costs of $2.0 million. In addition, the six months ended September 30, 2003 includes losses from discontinued operations of $0.5 million.

  (b)
  Fiscal Year 2003 results include restructuring costs and other special charges totaling $1.7 million representing restructuring costs of $1.2 million and asset impairment charges of $0.5 million.

Reconciliations of Non-GAAP Measures, cont'd

        We have included value-added revenue (VAR) information to provide a better understanding of sales activity within our Print segment. VAR is a non-GAAP measure and is defined as sales less the cost of paper, ink and subcontract services. We generally pass these expenses through to our customers.

        The following table reconciles Segment VAR to Print Segment Sales for the periods indicated:

	Three Months Ended September 30,		Six Months Ended September 30,
	2003	2002	2003	2002
		(In millions)
Print Segment Sales	$102.1	116.4	210.5	230.5
Paper, ink and subcontract services	48.7	61.8	100.3	119.5

Print Segment VAR	$53.4	54.6	110.2	111.0

Company Information

ACG Holdings, is the parent company of American Color Graphics and American Color.

American Color Graphics is one of the leading printers of advertising inserts and newspaper products in the United States. The Company's production facilities print and distribute products such as weekly retail advertising inserts, Sunday comic sections, comic books and other publications for many of the country's retailers and major newspapers.

American Color is one of the most technologically advanced providers of premedia services in the United States. Our premedia services segment provides our customers with a complete solution for the preparation and management of materials for printing, including the capture, manipulation, transmission and distribution of images.

Forward-Looking Statements

This release contains certain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein that are not clearly historical in nature are forward looking and the words "anticipate," "believe," "expect," "estimate," "project," and similar expressions are generally intended to identify forward-looking statements. The forward-looking statements in this release include statements addressing future financial condition and operating results.

Economic, business, competitive and/or regulatory factors affecting the Company's businesses are examples of factors, among others, that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these and other factors is set forth in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2003, as reissued, and its Quarterly Report on Form 10-Q for the quarter and six month period ended September 30, 2003. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Conference Call Details

The Company will hold a conference call for investors at 3:00 PM EST today to discuss details regarding the Company's performance for the quarter and year-to-date. The call may be accessed by telephone dial-in with the capability to participate in the question and answer portion of the call. The telephone dial-in number for participants in the United States is 888-889-4954 and the pass-code confirmation # is 3770377. The telephone dial-in number for participants outside the United States is 773-756-4702 and the pass-code confirmation # is 3770377. The financial information discussed on that call can be accessed at http://www.amcg.com.